Exhibit 99.1

Growth Trend Drives National Beverage Corp.’s First Quarter Results

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--September 10, 2009--National Beverage Corp. (NASDAQ: FIZZ) today reported financial results for its first quarter ended August 1, 2009:

  $163 million revenues – 6.5% increase;
  $9.8 million net income – $.21 per share;
  $.21 per share EPS – 24% increase

“The ‘value conscious’ consumer seeking variety – and recognized quality continues to choose our traditional Shasta and Faygo flavors to refresh and entertain themselves. This consumer’s brand loyalty has resulted in double-digit increases of our core soft-drink brands and impacted gains in revenues and net income – marking an excellent first quarter,” stated Nick A. Caporella, Chairman and Chief Executive Officer.

“Unfortunate circumstances tend to leave behind some good lessons – our good fortune is a result of a lesson – the conditioning this daunting economy has re-instilled in all of us – value, value, value, and more value! This education will last a very long time – and our century-wise, time-honored flavor brands, Shasta and Faygo, boldly incite real value for both consumers and retailers alike! Also, it was great having Bon Appétit in their September issue confirm what we have always known – that Faygo Root Beer is ranked number one in the land! Yes, that the distinctive flavor of Root Beer is the newest restaurant trend on menus across the nation! . . . Another ‘win’ on Team National’s score card,” Caporella continued.

“Our recent Annual Report exploits our drive and relentless determination – as it should! We are quite pleased with the start to our new fiscal year. Team National intends to continue delivering ‘wins’ – to our shareholders, fellow employees, consumers and retail partners . . . all!” proclaimed Caporella.

National Beverage is highly innovative, making it unique as a pace-setter in the changing soft-drink industry. Its lineup of refreshment products including – energy drinks, fortified powders and supplements, and functionally enhanced juices and waters – are geared toward the lifestyle/health-conscious consumer.

Shasta® – Faygo® – Everfresh® and LaCroix® are aligned with Rip It® energy products to make National Beverage . . . America’s Flavor•Favorite – soft-drink company.

Fun, Flavor and Vitality . . . the National Beverage Way

National Beverage Corp.
First Quarter Results

National Beverage Corp.
Consolidated Results for the First Quarters Ended
August 1, 2009 and August 2, 2008
(in thousands, except per share amounts)

	First Quarter Ended
	August 1,	August 2,
	2009	2008

Net Sales	$162,831	$152,927

Net Income	$9,793	$7,751

Net Income Per Share
Basic	$.21	$.17
Diluted	$.21	$.17

Average Common Shares Outstanding
Basic	46,013	45,982
Diluted	46,260	46,135

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items and risk factors described in the Company's Securities and Exchange Commission filings and the Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

CONTACT:
National Beverage Corp., Fort Lauderdale
Grace A. Keene, Office of the Chairman, 877-NBC-FIZZ